Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q3 2015 Big Lots Inc Earnings Call EVENT DATE/TIME: DECEMBER 04, 2015 / 01:00PM GMT

OVERVIEW:
Co. reported 3Q15 net sales from continuing operations of $1.12b and adjusted loss from continuing operations of $725,000 or $0.01 per diluted share. Expects FY15 adjusted income from continuing operations to be $2.95-3.00 per diluted share and 4Q15 adjusted income from continuing operations to be $1.95-2.00 per diluted share.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots Inc - VP of IR
David Campisi Big Lots Inc - CEO & President
Tim Johnson Big Lots Inc - EVP, Chief Administrative Officer & CFO

CONFERENCE CALL PARTICIPANTS
Alvin Concepcion Citigroup - Analyst
Peter Keith Piper Jaffray & Co. - Analyst
Paul Trussell Deutsche Bank - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Meredith Adler Barclays Capital - Analyst
Patrick McKeever MKM Partners - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Jeff Stein Northcoast Research - Analyst
David Mann Johnson Rice & Company - Analyst
Matthew Boss JPMorgan - Analyst
Joseph Feldman Telsey Advisory Group - Analyst
Laura Champine Cantor Fitzgerald - Analyst
Dan Wewer Raymond James & Associates, Inc. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third-quarter 2015 teleconference. This call is being recorded.

(Operator Instructions)

At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andy Regrut - Big Lots Inc - VP of IR

Thank you, Deanna, and good morning, everyone. Thanks for joining us for our third quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. For the third quarter of FY15, this excludes an after-tax expense of $1 million or $0.02 per share associated with the termination of a legacy pension plan. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

This morning David will start the call with a few opening comments. TJ will review the financial highlights from the quarter and the outlook for FY15, and David will complete our prepared remarks before taking your questions.

With that, I'll turn the call over to David.

David Campisi - Big Lots Inc - CEO & President

Thanks, Andy, and good morning, everyone. I am pleased with our report this morning, as we delivered third quarter results solidly in line with our financial guidance and commitments to our shareholders. Historically, Q3 has been challenging for us, as our business transitions out of the summer months and we start to prepare for the all-important holiday season. But for the second consecutive year, comps in Q3 increased, up 2.6% this year which is on top of a 1.4% increase last year.

As a reminder, our comp is purely a brick and mortar number. We do not have any sales from online channels. This represents our seventh consecutive quarter of comp store sales growth, demonstrating the type of consistency we set out to deliver with our strategic planning process, or our SPP.

Our Q3 comps were consistent with our guidance of plus 2% to plus 3%, and our earnings were also in line with guidance. Jennifer continues to respond positively to the improvement in our ownable and winnable merchandise categories, our marketing activities, and our in-store execution. From a merchandising perspective, Furniture and Soft Home were the top performers, each comping up high single-digits.

In Furniture, Mattresses and Upholstery posted the strongest results. Martha, Robert and the team have done a great job with newness in our assortments and freshening the marketing messaging in our stores in this ownable category. As expected, our Furniture sales training initiative, which was rolled out to all stores during Q3, is having a favorable impact as our selling efforts and Easy Leasing usage are increasing in both frequency and size of basket.

In Soft Home, Bath, Utility Bedding, Fashion Bedding, and Window were the strongest performers. Kevin's team continues to win with Jennifer through continuous improvements in fashion and quality in our offerings, and our strategic expansion of selling footage earlier this year has paid dividends.

Tabletop and Food Prep, two additional areas with improved merchandise assortments, also posted strong gains in the quarter.

Next is Food, up mid single-digits on top of a double-digit comp last year. The team has done a good job comping the comp, particularly as we anniversary our multi-year rollout of coolers and freezers and the expansion of neverouts from Q3.

Consumables also posted positive results this quarter, up low single-digits. This business continues to perform well with steady wins and consistent growth in Chemicals, Housekeeping, Paper and HBC.

Seasonal was flattish for the quarter as encouraging positive comp results in Halloween and Harvest were offset by Toys which was planned down from a space and inventory perspective once again.

The deemphasized categories of Electronics and Hard Home were down to last year as planned.

From a marketing perspective, we recently concluded our advertising campaign, "Black Friday Woman", with the successful return of the popular singing Jennifers. We also continued to expand our reach from a digital perspective through a number of different vehicles, including e-circulars, paid search, display and social media, including Pinterest, Twitter and Facebook, where we recently passed the threshold of 2.5 million followers.

The third leg of the stool, our Stores organization, continues to make excellent progress with the Store Revolution. Feedback from receipt surveys and mystery shops have recognized our improvements and been helpful suggesting real-time changes.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Also, as I mentioned a moment ago, we rolled out the Furniture sales training to the fleet, and we believe this is one of many contributors to our comps in Furniture. It has been an incredible year for Nick and the store operations team to rollout this kind of a program and all in time for the biggest selling period of the year.

With that, I'll turn the call over to TJ for more insight on the numbers.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Thanks, David, and good morning, everyone. Net sales from continuing operations for the third quarter of FY15 were $1.12 billion, an increase of 0.8% compared with last year. Comparable store sales for stores open at least 15 months increased 2.6% which compares to our guidance of a 2% to 3% increase. Our business continues to demonstrate consistency and broad category strength in our ownable and winnable merchandise categories as all three months of the quarter comped positive, even with the Labor Day holiday shift in the calendar.

The adjusted loss from continuing operations for the third quarter was $725,000 or $0.01 per share which compares to our last year's loss from continuing operations of $3.1 million or $0.06 per share. Our guidance range for Q3 of this year was a loss of $0.04 to income of $0.01 per diluted share, so actual results were solidly in line with our estimate.

The gross margin rate for the quarter was 39.4%, an increase of 50 basis points compared to last year's Q3 rate. Our BPARM teams are managing their IMUs and costs quite well and lower fuel prices likely helped. Additionally, our overall markdown rate was lower than last year, particularly in Soft Home and Seasonal, driven by assortment improvements and higher sell-through.

Total expense dollars, excluding the pension termination costs, were $441 million and the adjusted expense rate of 39.5% was 20 basis points higher than last year. Expense deleverage for the quarter was predominantly related to higher bonus expense, particularly at store level, executive severance costs and a one-time real estate gain from a store lease termination last year. Interest expense was $1.3 million compared to $0.8 million last year.

Moving on to the balance sheet, I'm very pleased with inventory levels at the end of Q3, both by category and in total. Inventory ended the third quarter of FY15 essentially flat on a per store basis. In terms of total dollars, inventories ended Q3 at $1.047 billion or $28 million lower than last year.

During Q3 we opened 2 new stores and closed 3, leaving us with 1,463 stores and total selling square footage of 32.1 million. In the first three quarters of this year, we opened nine stores and closed six. We now believe we will end FY15 with approximately 1,449 stores.

Capital expenditures for the third quarter of 2015 were $34.4 million compared to $36.1 million last year and depreciation expense was $30.2 million, essentially flat to last year. We expect capital expenditures for FY15 to be in the range of $125 million to $130 million.

As announced in a separate press release earlier today, on December 2, 2015 our Board of Directors declared a quarterly cash dividend of $0.19 per common share. This dividend payment of approximately $9.3 million is payable on December 31, 2015 to shareholders of record as of the close of business on December 17, 2015.

We ended the third quarter with $62 million of cash and cash equivalents and $335 million of borrowings under our credit facility. This compares to $62 million of cash and cash equivalents and $283 million of borrowings under our credit facility last year. We continue to expect to end FY15 on plan debt around about $125 million.

One final note on Q3 before moving on to forward guidance. In September Standard and Poor's Rating Services raised their corporate credit rating on our Company to BBB with a stable outlook from BBB- with a stable outlook. We believe this upgrade acknowledges our SPP strategy is working with Jennifer and resonating with a variety of constituents in the financial community. This success reflects a total team effort to generate consistent results, financial stability and strong cash flows, all while returning cash to shareholders.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Now turning to forward guidance for Q4, we are affirming our outlook for adjusted income from continuing operations to be in the range of $1.95 to $2.00 per diluted share, an 11% to 14% increase compared to last year's income from continuing operations of $1.76 per diluted share. Our guidance assumes an eighth consecutive quarter of positive comps and a comparable store sales increase in the 1% to 2% range.

The gross margin rate for the fourth quarter is expected to be similar to last year and adjusted expenses as a percent of sales, that is excluding pension termination costs, which we intend to non-GAAP, are expected to be lower than last year.

In terms of our outlook for the full year, we have increased the low end of our guidance range. We now estimate adjusted income from continuing operations to be in the range of $2.95 to $3.00 per diluted share, compared to our prior guidance of $2.90 to $3.00 per diluted share. This change is reflective of our Q3 results and estimates for Q4.

This level of earnings would represent a 20% to 22% increase in EPS compared to the $2.46 per diluted share in 2014. The annual guidance is based on a comparable store sales increase in the low single-digits, and we estimate this financial performance will result in approximately $175 million of cash flow.

With that, I'll turn it back over to David.

David Campisi - Big Lots Inc - CEO & President

Thanks, TJ. Before we open the lines for questions, I want to share a few thoughts in closing. Q3 was another important quarter for BIG. We delivered on our financial commitments, and we are positioned for solid growth in Q4, resulting in strong growth in FY15 results. I'm confident in our assortments and pleased with the quality and values available to Jennifer as she continues to prepare for the holidays.

Over the Thanksgiving weekend, I walked a number of stores and believe we looked very good relative to our competition. Many retailers use give-aways as very low margin or no margin at all to drive traffic. Not surprising, televisions and electronic gadgets were predominantly used. Each are categories we have either edited or exited, as they are not part of our long-term strategy.

We make money on our ad items or special deals by focusing on our ownable and winnable merchandise categories; trend-right, tasteful assortments and Furniture, Soft Home, and Christmas Trim with high QBFV; or quality, brand, fashion and value. Our products are available with clear messaging and in-store presentations Jennifer will find easy to shop.

One other key take-away from the weekend is the increasing importance and relevance of online selling capabilities during the holiday shopping season. A recent release of industry data suggests another year of robust growth for e-commerce sales for November and Black Friday weekend.

Our team has been working diligently on the development and early testing of our e-commerce platform. For BIG, 2016 will be the year to launch and learn. We're scheduled to go live in Q1 of 2016 and my expectation for next year is that Jennifer will embrace our online capabilities as a valuable tool.

As we approach the final days of 2015, I want to take a moment to thank the Big Lots team, 37,000 associates strong. You've done a great job this year, and the corporate culture and associate engagement at Big Lots has never been stronger.

Recently, we completed our annual survey of associates and the response rate was the highest in our Company history and well above the retail industry norms. The feedback suggests we've made tremendous progress but I believe we're still at the beginning of the beginning.

Also during Q3, Big Lots associates and Jennifers across the country participated in a national point-of-sale donation campaign, our first ever, to support the life-saving work and research at Nationwide Children's Hospital located here in Columbus. Nationwide Children's Hospital serves patients and families from all 50 states and over 40 countries throughout the world, and over a five-week period we raised $2.2 million.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

I want to thank our entire team, our associates in our stores, the field leadership organization, our distribution centers, and the general office for their support, engagement, and generosity during the campaign. It is this type of commitment that gives me the confidence we are winning with our people and our customers.

Our team is focused on continuous improvement, increasing our relevance and executing with disruptive behavior. It's not business as usual at Big Lots and I'm more excited today than ever about our future.

With that, I'll turn the call back over to Andy.

Andy Regrut - Big Lots Inc - VP of IR

Thanks, David. Deanna, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

Thank you, sir.

(Operator Instructions)

We'll take our first question from Alvin Concepcion of Citi.

Alvin Concepcion - Citigroup - Analyst

Hi, good morning. Congrats on another great quarter and thanks for taking my question.

David Campisi - Big Lots Inc - CEO & President

Thank you.

Alvin Concepcion - Citigroup - Analyst

Just wondered if you could give us a sense of the consumer environment, particularly into this holiday season. We've heard some companies talk about a bifurcation where lower income folks are saving more, spending more on things like rent and healthcare and other folks might be spending more. Just wondering what your take is and how it's affecting your specific categories.

David Campisi - Big Lots Inc - CEO & President

It's a good question, Alvin. This is David. I would tell you, it's really hard to get a real read on that. We talk a lot about a lot of things, lower gas prices as well. Certainly, there's a lot of dialogue about the increases in healthcare costs and where they're spending their money.

As you can see with us, a 2.6% comp with no e-commerce in that number is still a pretty strong performance relative to a lot of other retailers in the last quarter. We continue to perform in those categories we've identified and we see really -- and TJ can talk about Progressive later -- but we continue to see growth in those transactions. We feel good about the consumer that's shopping in our store.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Again, we don't have -- it's not all low income. We have both ends of the spectrum. We feel good about Q4 as we move into 2016 with our continuous improvement on assortments of product.

Alvin Concepcion - Citigroup - Analyst

Great. And just a follow-up on Furniture sales. The comps were very strong again this quarter. It sounds like Easy Leasing is helping. Just wondering, I think you talked about before, average spend with Easy Leasing was around $600. It was $200 without it. What are you seeing today now with Furniture sales training rolled out?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

That's a good question, Alvin. I think first off, taking a big step back, remember Easy Leasing, while it's a growing part of our business, is still not the major driver of what's driving the dollars in our stores every day. So Easy Leasing has probably progressed to where it's now in the low to mid-teens as a percent of the Furniture sales that are occurring in our stores. Which really means the balance or the large majority, the 85% plus is Martha, Robert, and their teams doing a great job with assortment and newness, and Nick and his team doing a great job selling and rolling out and embracing the selling training in our stores.

There's a multiple of factors that are going into the great results that we're seeing in Furniture. If you take a big step back, it's been one of the most successful KRAs, or strategic plan initiatives, that we've launched going back to the beginning of 2014. So it really is a cross-functional team effort, but it really starts with great product, and then obviously Nick's team taking over in the stores.

So we feel very good about Furniture, not just this year but what it will deliver in the fourth quarter, and then we still have significant upside in our view, not just in 2016 but for many, many years to come. It's clearly a differentiator and I think you're seeing that even more prominently displayed in our marketing, both in print and online. So very encouraged and remain very bullish about our Furniture business.

Alvin Concepcion - Citigroup - Analyst

Thank you very much.

Operator

Thank you. We'll go next to Peter Keith of Piper Jaffray.

Peter Keith - Piper Jaffray & Co. - Analyst

Hi, thanks a lot and congratulations on the good quarter. Tim, I was hoping you could provide a little more color on the margin trends. They reversed what we thought, the gross margin was substantially better, and then you delevered on a good comp where normally you're supposed to leverage on a flat comp. Could you talk about were there specifics in the quarter? And particularly on gross margin, if you have some things working in your favor like lower markdown, lower freight, why wouldn't that continue into the fourth quarter as well? Thank you.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

That's a great question, Peter. We were very encouraged by the margin performance in the third quarter, the gross margin performance. I do think there are a couple things unique to the third quarter, though, that we think may not play into the fourth quarter.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

The first, I think, you start with the mix of business. We were very encouraged by some of the sell-through in our higher-margin categories. I mentioned Soft Home.

But also from a Seasonal perspective, you know from following the Company for a while, we've traditionally had a little bit of trouble in third quarter with Seasonal, particularly in the short selling season product like Halloween and Harvest. We had very, very good performance in Halloween and Harvest in the third quarter.

So again, that product is unique to the third quarter and will not have a meaningful impact at all in the fourth quarter. We still like the results. We'll take it.

We had high sell-throughs and a lower markdown rate and lower markdown accruals necessary at the end of the quarter, so that's very, very good for us, and the merchant teams did a great job with that. But it's unique to the third quarter. So there's a markdown element to it certainly.

The IMU piece, from a fuel perspective, will likely carry through to fourth quarter. I guess the big difference from our perspective too, Peter, is we want to make sure we have more than enough markdowns to clear through not only Seasonal product but cold-weather gear and other fourth quarter unique product so that we go into the spring season just as clean as we came into this fourth quarter.

That's really the difference from a margin perspective on, okay, what happened in third, why won't it continue into fourth? Good sell-through on high margin product in third. We think that will happen in fourth quarter as well, just in different categories. But we have a lot more presence in Seasonal and cold-weather gear in fourth quarter than we have in third. So we want to make sure we're ready from a markdown perspective.

From an expense perspective, there was some timing-related expenses quarter to quarter that probably happened a little bit more in third quarter than it will in fourth. That certainly might have worked against us if you're just with blinders on looking at third. Obviously that potentially is an upside in fourth that's reflected in our numbers.

But I think the single biggest thing to think about, Peter, is what I called out earlier. We had -- I don't know if it was a record level but it had to be pretty darn close, performance at store level from a bonus perspective. We had nearly 70% of our stores achieve their target bonus or stretch bonus for the quarter.

And you know from following us we incent our store team leaders on a quarterly basis to make sure we keep them in the game all the time. That was a significant driver year-over-year from a leverage perspective.

We have had some turnover that's been discussed. It was discussed on prior calls. So severance cost was unique to the quarter, and then we did have a unique gain last year that rolled through SG&A.

Having said all of that, this changes nothing from our perspective as to the expense and leverage opportunity in this year or go forward, which is why you didn't see us obviously change the guidance for the year. We actually raised the guidance for the year. All the same opportunities are in place, all of the same initiatives are either working or are well-positioned for next year. So this really was about some timing of expense and some unique items that happened in the P&L both this year and last year.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay, thank you, and I have one follow-up too on comp transactions. 70% of your stores are getting bonused. I'm assuming comp transactions are still down, but I was wondering if you could just provide some qualitative comments. Are you closing the gap closer to zero?

Furthermore, with the Store Revolution program and trying to monitor conversion rates, are you seeing an effort to improve the conversion rate at some of your underperforming stores? That's it for me. Thank you.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

First off, our incentive programs for stores on a quarterly basis are based on comps and controllable profit, not transactions. So our comps clearly came in at the high end of our guidance, which was certainly a good performance across all regions in the country. By the way, all regions of the country were positive for the third quarter, for the first time in maybe a couple years.

From a controllable profit standpoint, store-related payroll, store-related expenses, encouraging trends in the number of health claims -- or not health claims -- workers comp and GL claims, which are actually coming down in stores and tied to the Store Revolution to a large extent. All of those pieces worked well in the third quarter at store level and really are what drove their upside performance and their upside bonus, which was great. To David's point, they're engaged and the culture out there is certainly on the rise.

From a transaction standpoint, I would tell you it's still going to be a challenge for us. We told you on the last call we did not need positive transactions in order to drive our results for 2015. We are monitoring conversion on a weekly basis. We'll have annualized data going into next year.

And going into next year is when we'll start, to use David's phrase, inspecting what we expect, and that will drive conversion monitoring, reporting, accountability, on a weekly, monthly, quarterly basis. What that ultimately looks like, we haven't determined yet.

But again, having that data on an annualized basis will help us get smarter about where the opportunities are at store level, either in terms of performance or execution at store level, marketing opportunities, merchandise opportunities, whatever those look like. So stay tuned on the conversion conversation. That's a major discussion push accountability for next year.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay, thank you very much. Good luck this holiday.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Thanks.

Operator

Thank you. We'll go next to Paul Trussell of Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Good morning, David, TJ, Andy. Wanted to just circle back on your comments, David, on holiday. If you can give us a little bit more detail on quarter-to-date trend, how you fared during the Thanksgiving week, given the comments around the shift that's clearly going on industry-wide to e-commerce.

And as we think about overall the fourth quarter, 1% to 2% comp, you obviously have been running above that these past few quarters but there's a more difficult compare. So give us some puts and takes from a category standpoint on what your expectations are for this important quarter.

David Campisi - Big Lots Inc - CEO & President

Good question, Paul. And I would tell you that we knew going into November without having e-commerce, that there would be a huge focus obviously on the volume that's done during that Black Friday week.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

So if you recall earlier, I talked about the singing, dancing "Black Friday Woman" TV spot that we ran for the entire month. We went into it with our eyes wide open, and we achieved plan in the month of November based on that, and we made plan the week of Black Friday. So we looked at that Black Friday basically as a full week.

Very strong performance on Thanksgiving Day and throughout the weekend, and a very strong closing on Saturday. So we feel great about where we're positioned right now. Obviously we're only five days into the month of December, and I feel very good.

Our Trim business, which is a big, big number, is comping very nicely this week, as is all of the other categories that I mentioned earlier. Soft Home up double-digits, furniture, Mattresses is a very, very strong business for us. And again, we are razor-focused on key categories that we have put a lot of energy into.

If you look at our circulars and our marketing, whether it's virtual e-mail and so on, it's heavily focused on those businesses where we know we own them. We've identified that and the customer is responding really, really well. So I can't tell you how pleased I am with the momentum as we move into the next two and a half weeks. Obviously have an extra day, a shopping day in front of Christmas.

So we're feeling good. We're well positioned. And again, it's really, candidly, kind of fun walking in here in the mornings and seeing the businesses that the SPP is highly focused on, the three ownables and the two winnables. It's performing exactly the way we expected and exactly the way that we've been communicating to you.

Paul Trussell - Deutsche Bank - Analyst

I appreciate the color, that's helpful. My follow-up is on e-commerce and I know, David, you will provide a lot more detail when you guys report early next year, but we are getting closer to the rollout. If we can get some high level color on expectations for potential impact to the top line for e-commerce in 2016. If you can remind us of the scale of the launch from a SKU and category standpoint.

And perhaps, TJ, if you can just chime in with any kind of financial implications, whether it's the depreciation or overall margin impact, just so we can start to get a better handle on how to think about the 2016 year, that would be helpful. Thank you.

David Campisi - Big Lots Inc - CEO & President

Okay, Paul. I'll take the front end of your question, then I'll turn it back over to TJ on the backside of those questions. Again, we said Q1 and right now the team is -- especially on the IT side, they're in testing mode and lots of different things to ensure that everything is going to work once we pull the trigger. But internally I like to talk about it's a crawl, walk, run strategy.

So as we move into the launch date, it's going to be very limited to a very few people and some of them are sitting in this room. And we'll make those purchases, make sure it works before we go full bore. But I think as I said before, we're going to launch with somewhere between 8,000 to 9,000 SKUs which is 15% to maybe slightly more percent of the total.

We won't launch with Furniture out of the box. It's going to be mostly the Home products and Electronics and some of the Hard Home areas as well. Appliances is a big business online. We know that. So we'll launch with limited SKUs and see what the appetite is.

But candidly, I would tell you the momentum is going to come in as we move into the all-important fourth quarter of 2016. We don't have a huge number planned out there for 2016. We believe there's an appetite and there's an appetite for some other categories that potentially will be offered in the third and fourth quarter.

Again, it's a crawl, walk, run strategy and crawling is really critical here. As you saw, some retailers struggling on Cyber Monday, I don't want to have those problems.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

We're excited about it. The team has got their heads around it and they're working really hard. I would tell you, it's one of the best-looking landing pages I've ever seen. We feel good about the exterior piece of that website.

I just need to make sure the guts of that thing, the plumbing works. We're very close to getting to that point.

I'll turn it back over to you, TJ.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Hey, Paul. The second part of your question, I really think it's important to -- I'll answer your question as best I can on e-comm. I think it's important to take maybe even a broader look at 2016 because I'm sure we'll get this question at some point on the call. I'd rather answer it completely rather than just picking off pieces.

From our point of view, as we look forward to 2016 and our goal of 6%, I just want to share a couple thoughts on that. First, I want to take a step back and the announcement of this goal back at our June 14 investor conference. We communicated a model that said expanding sales productivity, slight improvement in the gross margin rates and leveraging our cost structure.

What would result from that was margin expansion from what was the mid 4%s to ultimately our 6% target for retail stores. This was and always has been a retail-only model and did not include any financial assumptions around the rollout of e-comm.

So I guess it's important to maybe start first at sales and take a look back. We said in 2014 a 1% to 2% comp. We achieved a 1.8% comp, so pretty close the high end of the range.

We also shared with you that we, from a strategic standpoint, the SPP in achieving that goal, we needed a 2% to 3% comp for both 2015 and 2016. And we've consistently stated that it would be necessary for comps to be near the higher end of those ranges in order to hit the 6%.

So where are we today? In terms of 2015, with actual results to date and what we just gave you for guidance, I'm sure you're modeling this way and it looks like the balance of the analysts are modeling this way, you can clearly see we're pointing towards something closer to a 2% comp for the year. So very good performance, four quarters of positive comps, and it will be eight quarters in a row at the end of this year.

However, based on this estimate for 2015, what is necessary for 2016 is probably now more like a 3% to 4% comp in order to get that sales productivity up to $170 a foot, which we had talked about, and then deliver on that 6% operating goal, inclusive of our stock comp expense associated with PSUs which I'll touch on in just a moment. So while this always remains a possibility, our current sales trend does not necessarily support a 3% to 4% comp next year which is what would be needed in order to hit that 6%.

The balance of the P&L, we just talked about it, Peter asked about it, margins have been trending nicely. We told you they needed to expand and we still think that's very realistic and that's what we're planning for next year.

From an SG&A standpoint, we forecasted leverage and cost savings. That's occurred to date this year. We know the initiatives in place for next year are ready to go and we have every expectation that they'll continue to perform.

So at this point, we're still very, very focused on the 6%. It's a topic at every executive meeting that we have. But ultimately the pace of sales and sales productivity are the single biggest variable and will ultimately determine whether we hit 6% or not. Again, not that uncommon for a retailer.

Specific to your question, though, a couple other thoughts on 2016 to try to help how you think about next year. Again, we typically do not give 2016 guidance until March and that's not what I intend to do today, but I do want to make sure that everybody understands this thought process and what's necessary to hit some of our long-range goals.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

First is e-comm. David just talked about it a little bit, Q1 launch, number of SKUs, crawl, walk, run. All of that's consistent. When we say a Q1 launch, Paul, we're likely looking at sometime in April.

So while our forecasts aren't final by any means, we do know a couple things. We're going to have a partial year's worth of sales with a full year of people, inventory and infrastructure-type expenses.

We also know that we're going to plan for go-live support. That's an item that you expense in the P&L. As David said, we want to make sure that when we bring this thing up, we don't have some of the challenges that others have had. Nothing's a guarantee, but we're going to make sure that we do everything we can do to provide the support to make sure that happens and there's a positive experience for Jennifer.

And next, as you mentioned, we'll begin to depreciate what will be by that time a $40 million asset for investment. Again, very consistent with what we've told you from day one. I think the one thing that might be slightly different that you need to take into account is this will be a partial year of sales with a full year of support from the office and the distribution centers.

The second piece that I want to mention, when thinking about 2016, is as it relates to equity comp, particularly as it relates to performance share units, or PSUs, which will be a new variable in the P&L that you'll need to take into account. To refresh everyone's memory, back in late 2013 and 2014 we talked to many of our large shareholders. We had not had a couple good years worth, of say, on pay results and we knew we needed to do something different.

David had joined us at that point, and really working with the entire Board we overhauled our incentive comp programs to become more focused on performance. And that's how the PSU program was created. PSUs are a three-year award with three annual targets set at the beginning of each fiscal year, then ultimately evaluated at the end of year three based on actual performance.

So we've disclosed this information in our K and in our Qs for a number of periods now, but I'm not certain it's fully understood. So from an accounting perspective, we technically do not have an equity grant until the three-year performance target is completely set. And being completely set is what begins the amortization period.

So why is that important? Well, what we've talked about in our filings that I'm a little -- I'm not quite sure are fully understood, is we will not begin to amortize that PSU award from 2014 until 2016 or the third year of the award. That's when we have all targets known.

This is accounting treatment that is required by GAAP, has nothing to do with the operations of the business. It's solely accounting. So we currently have about 380,000 units outstanding from that award which you would then multiply by how we are performing against our targets, and you'd multiply by the share price on the grant date. For example, if the grant date were to be as close of business yesterday, so the stock closed at $42 and change yesterday, the estimated expense impact for 2016 would be about $16 million.

So it's really important that everybody understand there's two conversations here. There's a conversation about what's necessary to hit 6% but there's also a conversation to make sure that everybody, investors and analysts, as you think about next year and the growth rate, you need to take these items into account.

I know that's very long-winded but I think it was very important for the Street to understand because I see numbers out there that suggest an EPS growth rate of close to 20%. Internally, when we look at our base comp run rate which -- pick a number -- last two years have been closer to 2%. You look at, okay, what can Big Lots leverage on a 2% comp based on their trends and their initiatives compared to last year? That's one number.

You then take e-commerce into account which is new for 2016. And then you do need to accommodate or think about how you want to bake in the whole PSU discussion I just walked you through which is new for 2016. When we do that, we don't get to 20%. We get to something that's a little closer to where our competitive set sits which is in the low double-digits.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

So again, I want to make sure everybody understands. We are not -- we're having two conversations here. There's a conversation around SPP and what's it going to take to deliver to the 6% which includes retail stores only, a 3% to 4% comp, this whole PSU discussion I just had, all of that's baked into the 6%. We're now saying we need a 3% to 4% comp really based on where we're going to end 2015 closer to a 2.

And then there's how is Big Lots seeing the model coming out of 2015, into 2016, with these two new items. So I'm sure that's more information than you were asking for, Paul. But I think that it was really important to understand and I'm sure others had questions lined up in the queue to talk about 2016 and ultimately our SPP goal.

Paul Trussell - Deutsche Bank - Analyst

Appreciate the color. Thank you, TJ.

Operator

We'll go next to Brad Thomas of KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Yes, thank you. Congratulations on the quarter and, Tim, thanks for all the details there. If I could ask a quick follow-up on the 2016 guidance or initial outlook.

You were mentioning expenses that you will incur over the course of the year. Any initial blush at maybe quantifying that for us? And what's the rate at which you depreciate the $40 million of capital? Thanks.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Brad, from an expense standpoint, again, our plans are not final for e-comm. The point I was trying to make there -- our hiring decisions are not final I should say, and how we're going to drive that business, we still have some variables.

The point I was trying to make is any time you have a partial year's worth of sales and a full year worth of expense, it's going to make it difficult to drive operating profit dollars, EBITDA dollars, however you want to look at it. The second part of your question, the $40 million asset in large part will be five-year depreciation. Now, some of the material and handling equipment at the distribution center here in Columbus is likely closer to 15-year. But generally speaking, if you use five-year depreciation you should be close.

Brad Thomas - KeyBanc Capital Markets - Analyst

Great. And then I wanted to add a follow-up on the outlook for the Furniture and Mattress category. I know that you plan to test some additional financing options. Could you give us an update if you've started any of those tests and if so, what kind of additional lift you've seen? Thank you.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

We've started. It's too early to communicate at this point, Brad. We've really had them in place for maybe a couple weeks. At this time of the year, particularly November and December, obviously that's not indicative of what the other 10 months of the year look like, so it's premature to communicate.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Obviously we believe that there is an opportunity for the business in both forms of financing we're testing. And as part of the long-range growth plan for that business, that gets us confident that we can continue to comp the comps for multiple years to come.

They're very important. As soon as we understand them a little bit better and can have an idea on how best to extrapolate those potentially or what it means for investments we may need to make in 2016 or 2017 or 2018, we will do that. It's another leg of growth for the business that's what we're trying to understand.

Brad Thomas - KeyBanc Capital Markets - Analyst

Great, thank you and good luck this holiday.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Thanks.

David Campisi - Big Lots Inc - CEO & President

Thank you.

Operator

Thank you. We'll go next to Meredith Adler of Barclays.

Meredith Adler - Barclays Capital - Analyst

Hey, guys, thanks. I have to say, my brain is spinning, TJ. You gave us a lot of extremely useful information and your comment on 2016 growth is noted.

I do have a question to make sure I understand the incentive comp a little bit better. Do you actually have to finish out 2016 and obviously fourth quarter's the most important before you will know what kind of amortization of the incentive comp program? Or is it merely that you have to set the target for 2016?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

The establishment of the 2016 target drives the beginning of the amortization, Meredith. We will obviously know our actual results for 2014 and 2015 relative to the target and we'll make an assumption on our performance in 2016 and that will be enough information relative to our goals. At that point also when the grant is officially established, we'll know the stock price on that date and that's what really drives it. So hopefully that answers your question.

Meredith Adler - Barclays Capital - Analyst

Yes, yes, that was helpful. And then I have a question about e-commerce, maybe a little bit big picture. Obviously you wouldn't be doing this if you thought you were going to lose money, but I just want you to confirm that your best guess -- and I think you guys are good at thinking strategically -- your best guess is this is the right direction to go in. It will be accretive once it gets going.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

David Campisi - Big Lots Inc - CEO & President

Well, yes, I think, Meredith -- this is David -- we talked about it at the last couple of calls and I think when we met with some of you guys in New York. The breakeven forecast would probably be year three and, again, I would just tell you that it's absolutely strategically the right thing to do.

We've learned a lot, quite honestly, in the last probably four or five months, especially after a trip to China meeting with some of our outdoor furniture vendors, that one of the biggest opportunities that we see out there to drive really big volume, is drop shipping outdoor Furniture and, candidly, indoor Furniture as well. That's being done with some of the biggest players, including Serta and Ashley.

We feel like strategically we get off to a good start with Soft and Hard Home and a couple other businesses and Electronics and so on. Then we layer on the drop ship and this thing will grow into a nice business. The original model that TJ talked about would be you're not going to make money in years one and two and hopefully it's a breakeven in year three.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Yes, Meredith, again, recognizing we haven't sold the first item yet, so there are numbers on a page internally on how we think growth will ramp and what level of support will be needed. The year-three estimate really came from a couple different consultants that we had in-house helping us with the development and strategic approach we've taken.

We're trying as best we can to give you a picture on, not just from an operating profit standpoint when do you start to breakeven, but really base that on some kind of history from others. That's where we leaned on our consultants. Obviously a breakeven in year three, as you know, would be likely cash flow positive potentially in year three because depreciation piece obviously is a non-cash item. But anyway, it's the best we know right now.

Meredith Adler - Barclays Capital - Analyst

And just to confirm, you're starting year one as being 2016?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Yes.

Meredith Adler - Barclays Capital - Analyst

Okay, thank you very much.

Operator

Thank you. We'll go next to Patrick McKeever of MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thank you, good morning, everyone. On the frozen and refrigerated food program, the cooler program, I know you've just begun to advertise nationally as you've rolled it across the chain. My question is what kind of an impact are you seeing there as you begin to advertise it more broadly? And then if you think about the cooler program and SNAP acceptance and whatnot, has the program been successful enough where you'd want to perhaps expand the number of cooler doors, as some others in retail have done over the past few years as they've seen strong results?

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

David Campisi - Big Lots Inc - CEO & President

Hi, Patrick, it's David. Good question.

Patrick McKeever - MKM Partners - Analyst

Hi, David.

David Campisi - Big Lots Inc - CEO & President

I would tell you this, that we continue to see, as I said in the prepared remarks, we're comping up against last year's double-digit in total Food. And we are continuing to see nice growth in the freezer, cooler business. I would tell you, it's another one of those focused areas where we talk about the sales per door. The goal there is to double that number over the next couple of years to really get the momentum in there.

And it takes time. You have to tweak your assortments. You've got regional DSD guys delivering product. We've been in a learning mode here now, since we rolled out the entire chain, of what works and what doesn't work. But I would tell you that we're pleased with it.

We have a director that's completely focused on driving that business and certainly it's a traffic driver. I would tell you that we have no intentions of adding any more coolers or freezers in our stores. We're very happy with the strategy that's in place.

It's a convenience play, as you well know. We're certainly not able to compete with the Krogers of the world or the other guys in the discount space that have hundreds of feet of this product and many, many more doors. That was never our intent.

Candidly, we're very pleased with the total Food lineal footage. When you think about strategically, I've been really consistent about what I want to do in certain areas with doubling businesses in some categories that we need to continue to add more floor space, that obviously being from square footage with Furniture and that lineal footage in Home. So we have no plans to expand Food at this point. We think where we're at is where we need to be and we just need to continue to get more productivity per foot.

Patrick McKeever - MKM Partners - Analyst

Got it, okay. And then just a quick one on the -- you've introduced some new private label lines this year, including the American Kennel Club and pet and Beloved and baby. Just wondering how that strategy is going.

David Campisi - Big Lots Inc - CEO & President

I'll take both of those. Obviously one's in Pet and the other one's in Consumables. The American Kennel Club thing is actually doing quite well. We're very happy with that.

It's timely to ask that because we just spent probably four or five hours in the stores with the merchants, the whole, what we call the BPARM teams, buyers, planners, allocators, marketing folks and store operations, and walked those businesses every square inch like we did a couple years ago. And we learned a lot about what's working in AKC and also what's not working and the guys are razor-focused on Edit to Amplify in there. Again, that was a test and learn, but we're very pleased and we're going to continue to expand some categories in there.

The second one, Beloved, I would tell you that -- I'm sure my merchant is listening to this call right now. One of the things that we initially didn't do when we launched it was we didn't have newborn.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Some of that direction was given from them from the vendor community. Obviously it's a short-lived part of a baby's diaper, but as we rolled it out and now we've added newborn, the momentum in there is quite good, as is all the accessories around it. We think it's the right strategy and we will continue to monitor that, but we're pleased with the current performance.

Patrick McKeever - MKM Partners - Analyst

Got it, great. Thank you, David.

David Campisi - Big Lots Inc - CEO & President

You bet, Patrick. Thank you.

Operator

Thank you. We'll go next to Anthony Chukumba of BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning. Thanks for sharing all the detail on the call. I just had a couple of housekeeping questions. What was your store count at the end of the year? And then, TJ, did you say you were expecting 1,449 stores -- or sorry -- what was your store count at the end of the quarter? And I want to confirm you said you were expecting 1,449 stores at the end of the year?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Anthony, the store count at the end of the quarter was 1,463, 1,449 was end of year. So nine new stores and approximately, I think it's 20 or 21 closings for the year. So we were able to do better on store closings or close fewer stores than originally planned, combination of a couple things.

Our stores' teams are very engaged in some of the initiatives that we are working on. We are starting to see fruit as we go into next year, so that helped us from a store P&L perspective. And then also working with our landlord partners when it came time to do final negotiations, we were able to save a handful of stores. So much better performance on store closing activity than we originally anticipated.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, and then a quick follow-up. So 12 net store closings this year. I know it's obviously early, but how do you think about -- is that like a reasonable level to expect for next year as well?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Not sure yet. I think as part of the long range plan or the strategic plan, what we had talked about was net store contraction in that 1% to 2% range. So obviously we performed a little bit better than that this year. But 1% to 2%, pick a number, somewhere in there. We'll have a firm plan for you when we get to March, but that's the best we know right now.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, that's helpful. Thank you.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Operator

Thank you. We'll go next to Jeff Stein of Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Good morning, guys. With regard to Progressive, I'm wondering if you could talk a little bit about if there's been any change in approval rates. And secondly, what kind of attach rates you're seeing to other departments such as Home and Seasonal now that you've engaged the organization in sales training, if that's beginning to help. And where the basket is headed now relative to the $600 that you've been talking about historically.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Jeff, it's TJ. Approval rate has remained, I'll say, fairly consistent. It's one of the metrics that we monitor on a very regular basis. Obviously have an agreement or contract with Progressive that has that as an SLA or a metric that is very important for us to be aligned on.

We have seen, we are seeing, what we think is very encouraging trends within the basket on that transaction. So I think initially what we talked to you about was about a 65% approval rate and an average spend of about $600 with an average approval of about $1,200.

Now what we're seeing is a similar approval rate. The basket size has continued to grow throughout this year and is probably something closer to the mid to high $600s at this point, including obviously, the expansion to allow for Soft Home purchase in there as being one of the drivers, Furniture sales training being the other.

Seasonal is a smaller driver than each of the other two that I mentioned. So we're very encouraged by the progress that's being made there which is why we are testing some other ideas, not just with Progressive but with others. We think that's another way to try to grow this business for many, many years to come.

Jeff Stein - Northcoast Research - Analyst

Okay, and one follow-up question. You talked about, in your last call, rolling out a new labor scheduling tool. I'm wondering have you done that? Are you beginning to see any positive results from that in terms of payroll, given the fact that there seems to be some pressure currently from higher bonus?

David Campisi - Big Lots Inc - CEO & President

Yes, Jeff, it's David. Another good question. I would tell you that, yes, we finished the rollout and that was one of the earlier rollouts that took a while to get it across the country. But our team out in the field, all seven regions, have done a heck of a job. We brought them all in here into Columbus for training.

It's been very well received and Nick, who is the Senior VP over Store Operations, and his team monitor this labor scheduling on a weekly basis. Again, everything is always new and fresh but they've really done a good job of putting together, what I call inspect what you expect reports, to see where it's working and where it's not. There's a learning curve there for some of our folks on how to do this right.

The big aha, and I said it before, because I've done this in prior lives, is what you find is your full-timers are not working when we need them so you start to shift people around on the days and hours where we actually have customers in the store shopping. So that's a big shift in how they work and also the store team leaders, how many weekends they work versus how many they used to be working.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Lastly, I would say from a savings point of view there was never really an intent to save labor. It was more about getting the hours where the customer was shopping and ensuring our people were taking care of Jennifer. And it's working.

Again, we look at it weekly. We have a lot of exception reporting out there so when we see things that don't look right, Nick's got a pretty strong team that monitors this, and Steve and Cathy, and they work with the Regional Vice Presidents to make sure that anything that's going on out there that looks a little unusual gets resolved quickly.

And that's the difference between the old and the new Big Lots. We're much more nimble. And we certainly look at these things on a weekly basis, sometimes some things we look at on a daily basis, candidly. I would tell you this, store payroll has been well under control this year, and the last couple of quarters especially.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Totally agree. Store payroll has leveraged year to date and did leverage in third quarter. And the labor scheduling element was one of many factors that led to that, Jeff.

The last thing I would add to it, we can move on to the next question, is when it comes to scheduling by hour, by day, we tie that schedule into what the traffic counters in our stores are actually telling us. So we now have traffic counters in our stores, as we've talked about, so the timing was right to mirror that up with do we have the right coverage in the store when the traffic's in the store? Not just when the sales dollars are, but when the traffic's there to drive not only leverage of payroll but hopefully upside in sales.

It's been a win for the business. The stores do like it. And certainly is an opportunity as we go into next year.

Jeff Stein - Northcoast Research - Analyst

That's helpful, thank you.

Operator

Thank you. We'll go next to David Mann of Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Thank you. Good morning and nice quarter.

My question is about the availability of closeout merchandise that a lot of retailers are talking about, given the inventory overhang in the channel right now. Given that seems tremendous, are you seeing opportunities in some of your winnable categories? Is there any opportunity to increase closeout buys in those categories? Or perhaps to use this availability to find some other categories to offer deals to your consumers?

David Campisi - Big Lots Inc - CEO & President

Good question, David. I would tell you this, as I've consistently said, some of the businesses, Home especially, were areas where buying too many closeouts got us in a lot of trouble. So we backed off in that area and it's paying off in double-digit dividends in most cases.

The areas that we still continue to have really nice opportunities in is the two winnable categories you just mentioned, which is Food and Consumables. We continue to make those buys and Trey, Mike and Steve are all over that in both sides of the business. We haven't seen anything that's out of out of the ordinary that's bigger than normal in either Food or Consumables.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

I would tell you some of the areas that closeouts are going to be available obviously is cold-weather categories. We have our own private label heater program, our own fireplace furniture program, so we don't see any of that product being in (technical difficulty) from a standpoint of close-outs.

So that being said, the area, candidly, is a business we don't play in and that's apparel. That's where the inventory backup is in the closeouts. It's actually good news for us, it helps us with our business. And from a stability standpoint, I'm happy I made that decision two and a half years ago to exit those businesses because that's where most of the pressure points are with closeouts.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

David, one additional thing I'd add there is closeouts certainly are important in those winnable categories. But as we go into next year, another piece that we're excited about is really attracting, I'll say, more recognizable brands. And that comes with consistency of performance.

That comes with the brand being elevated in the vendor community, the high-quality team in the form of our GMMs and DMMs that we have out there in the space. You've heard us talk before about vendor top to tops and trying to do more business with the big guys. As we go into next year, that will start to become more apparent to you in the store.

I don't want to mention who any of those are because they are kind of shy sometimes and don't like to have their name mentioned. Our teams are doing a great job of getting the story out there and why doing business with Big Lots, whether in day-to-day goods or closeouts, makes a lot of sense for others to grow their business.

David Mann - Johnson Rice & Company - Analyst

That's very helpful. One follow-up. I think you said that on a regional basis you had pretty consistent broad-based trends. Curious if you'd delve a little deeper into Texas, given a lot of folks have talked about weakness there, given the energy markets and the peso and the border. Curious what you're seeing in Texas, any change in trend there and why you think your performance is the way it is.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

I think our performance is the way it is based on really all the strategic changes that have been made over the last two and a half years. And the consistency of flow, the consistency of quality, brand, fashion, value and all the merchandising strategies that the team has been focused on. We did have very broad-based good performance across all regions.

I understand your question, specifically on the oil piece. Candidly, a couple weeks there in November, I don't know that it was the oil so much as the unfavorable weather they were having in the state of Texas, ice storms and stuff, that was a little easier to see in our business. But as David mentioned, we were able to keep our hands on the wheel and deliver something close to our plan in the month of November. And early December has been good for us so far.

So I don't know that we're going to be immune to any of the macro factors affecting Texas. I do know we're seeing pretty decent business in that region of the country when weather is normal.

David Mann - Johnson Rice & Company - Analyst

Very helpful. Good luck on the holiday.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

David Campisi - Big Lots Inc - CEO & President

Thank you.

Operator

Thank you. We'll go next to Matthew Boss of JPMorgan.

Matthew Boss - JPMorgan - Analyst

Hey, guys, congrats on the nice quarter. Tim, low double-digit EPS profile on a 2% comp sounds like next year. The math looks like you said, EBIT margin positive but it's about 100 basis points from that 6% target. My question is, is it fair to think of outsized headwinds next year and an EPS profile above that low double-digits as we think beyond that? Or do we need to consider a higher sustainable comp leverage point versus the flat today?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Again, Matt, going back to my comments it's not about the comp leverage point. It's about in 2015 we're going to come in closer to a 2% comp and we told you we needed to be closer to 3%. So take that volume and move it to next year and that's why I'm saying we need a 3% to 4% comp to get closer to that 6% operating margin number, which was always a retail-only number.

I think when you talk about 100 basis points, you're likely including e-comm because you're extrapolating the overall EPS growth that I mentioned which obviously includes e-comm. Again, from our perspective these are two separate conversations. To hit 6% next year we need a 3% to 4% comp.

That's not our current run rate. Doesn't mean it couldn't happen, just means there obviously needs to be an acceleration in the business going into next year.

I think, when we look at the math anyway, what it suggests is at our normal run rate of comp embedded in that low double-digit EPS number is something from an operating margin standpoint in the low 5%s. So clearly we have work to do. But you know from following us for a while we have a very high flow-through in our model when we perform to the upside and that's how the math works.

So 3% to 4% comp for next year to hit the 6%. In terms of growth year over year, you need to factor in those elements that are not visible or not present in 2016, which is why we thought it was appropriate to bring them up now and let investors and analysts digest that and make sure it is included in their model. It doesn't appear that both of those are fully included from our vantage point. You guys will work through it, I'm sure.

Matthew Boss - JPMorgan - Analyst

Great. And then as we think beyond some of those items next year, on that leverage point, can it still be flat beyond 2016? Or do we need to think about a little bit of a higher rate?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Retail only, the leverage point will always be a flat to slightly positive comp. Actually when you do the math for next year, it's pretty close to flat based on all we have going on in the initiatives. So the leverage point will always be a focus in the model.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

The single biggest variable, though, will continue to be that productivity ramp and something closer to $170 a foot for 2016 to deliver on our targets. Or as you move forward, obviously we would expect that number to go higher in 2017, 2018 and beyond.

Matthew Boss - JPMorgan - Analyst

Great. And then just one quick follow-up. To your point on testing additional financing options, we came across a new ADS credit card in a few regions. Can you talk about if this was successful, how this fits into the arsenal? And maybe any additional color on the acceptance rate or what you're thinking about versus the old card?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

I'm proud of you for being in the stores, Matt. (laughter) Not to make light of it. But I won't say you had to work real hard to find it but you had to be out in the stores in close proximity to where you're located, which tells me you were.

Big picture, we're not ready to talk about this yet. It's a test that's been under way for a couple of weeks maybe, with good data. And as I mentioned before, it's in test in November and December which unfortunately we don't do November and December volume 12 months out of the year, yet.

Having said that, what we like about the opportunity here that we wanted to test to was that primary and secondary credit market. Will our customer today respond? Can they get approved today?

And once they get approved, where do they buy, where do the additional marketing opportunities for us and then longer term, much longer term, is there an opportunity to tie this into our Rewards program? And what could ultimately unfold or develop into more of a true loyalty program?

So this is the first step. This is the first step in understanding what percent of our customers will actually get approved for this card. How will they use it? How can we market it to them?

And then if all of that works, how do we tie this into our loyalty program much, much longer term? So we're excited to learn about it.

You know from following us for quite a while that we've had a private label credit card program before that, candidly, wasn't successful. The key difference here is our loyalty card in the past, the approval rate was very low and it was tied to a more traditional bank. ADS, while a bank, is somewhat not traditional, meaning they have more flexibility in how they evaluate our customers and how they ultimately approve or not approve.

So we're excited about it. The teams are very energized by it. And we hope to have something a little more concrete or easier to understand as we work through the holiday season in the first quarter.

But hopefully that answers your question and gives everyone on the call a little bit of a perspective on we're not just focused on one or two things. We've got a lot of things in test mode all the time, as we understand that sales productivity is where we really have to drive growth going forward.

David Campisi - Big Lots Inc - CEO & President

Matt, this is David. I would pile on here a little bit that I'm happy to hear you're in our stores in New Jersey and intentionally. For obvious reasons, New Jersey was one of the first places we wanted to test this because of the issue with the state laws not allowing us to use Progressive.

Our team out there, starting with the Regional VP all the way down to the STLs or DTLs are absolutely thrilled to have this program. I know those guys and how aggressive they are and they will make this thing work. And again, we're excited about it and to TJ's point, it's early on so stay tuned.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Matthew Boss - JPMorgan - Analyst

Great color. Best of luck, guys.

David Campisi - Big Lots Inc - CEO & President

Thanks.

Operator

Thank you. We'll go next to Joseph Feldman of Telsey Advisory Group.

Joseph Feldman - Telsey Advisory Group - Analyst

Hey, guys, good morning. Thanks for taking the question. Wanted to go back to something about 2016. I know you talked a little about the labor model in place and the progress there, but can you talk about wage pressures if any that you're seeing and what it might mean for your hiring needs and employees and just anything related to that? Obviously others are taking up wages and there's always talk of minimum wage going higher. So can you just refresh us on all that?

David Campisi - Big Lots Inc - CEO & President

Yes, Joe, it's David. I'll give you some color on that, pretty consistent what I said on the last call as well. We're really not seeing that. We have a lot of long-term associates out there too that are paid well above the minimum wage.

And then the part-time associate turnover rate in most retailers is 100%. So we're typically not seeing any pressure there. We did not have any issues hiring temporary labor for the holidays as well.

Again, I look at it a little differently. I said this to you guys before. We look at the total, just like we do for our executives, the total comp package that includes a really, really robust medical program as well as a very robust employee discount program. Our people have clearly told us, and I think you've heard this out there from some other issues with labor that the associates want a discount in food.

I'm not going to mention who that is, but we already give our people a discount in food that's the most aggressive I've ever had in my prior life at Fred Meyer, et cetera. They appreciate that. When you do the math on that discount, it's significantly higher than an extra dollar per hour on a part-timer or full-timer even with 2,000 hours a year of working hours. So nothing out there that's significant that we've seen or feel.

Joseph Feldman - Telsey Advisory Group - Analyst

Thank you for that. And then another question, I was curious, when you look at the people shopping the stores, and obviously the sales trends have been terrific for the past couple years now. Are you seeing more spending from like loyal shoppers, like people using the Buzz Club card? Or is it more, are you getting new shoppers today that you didn't have, say, a year ago? I'm just trying to understand where the frequency is coming from, if it's a core customer, if it's a fringe guy coming into your store.

David Campisi - Big Lots Inc - CEO & President

You want to take that?

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Joe, really the best information we have to understand that comes from our Rewards program which is going to be a combination of, really I'll say, we break it into three big buckets. You've got your core shopper or your more frequent shopper. You have that customer that we call infrequent that comes in maybe three or four times a year. And then you've got the hesitater or those that have gone a different direction or detached.

What I would tell you, within our Rewards database, where we traditionally have seen the most progress over the past handful of quarters is with that infrequent customer. So that customer that might be coming in three or four times in the past might be coming in for that additional trip or two throughout the year.

Our core customers remain very loyal. They clearly like what we're doing. But it's that infrequent customer that maybe we only see them at Christmas and Easter or Christmas and spring season for Lawn and Garden, getting that customer across the threshold a little more frequently is where we've seen the best progress to date.

Joseph Feldman - Telsey Advisory Group - Analyst

Got it, that's helpful. Thanks, guys and good luck with this quarter.

David Campisi - Big Lots Inc - CEO & President

Thank you.

Operator

Thank you. We'll go next to Laura Champine of Cantor Fitzgerald.

Laura Champine - Cantor Fitzgerald - Analyst

Good morning. Appreciate all the details, TJ, but one question on e-commerce. Can you be a little more specific on the expenses that you expect next year as you prepare that launch and the timing of those expenses? Either with absolute dollars or with just the impact you expect it to have on your EBIT rate.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

I can't just yet, Laura. I'm doing the best I can here, but all I will tell you is our distribution centers are going to start receiving product even in the month of January. So they will be in full operation, receiving product even though as David and I mentioned, you won't see any boxes leave the building until probably late March or April at the earliest.

We have people in place that are working on the e-commerce business that as we've been developing it, accounting rules suggest you capitalize those people. So those people are now -- they've been here. They'll continue to be here. They're doing a great job. That moves from capital to expense.

But the single biggest piece or line item is going to be depreciating that $40 million asset essentially over a five-year basis. So that's really the best I can do at this point without getting into a discussion of the entire P&L which we're not prepared to do. We haven't done that fully yet, I'll say, internally. We still have things we want to cover off with our Board of Directors too.

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

I'm trying to give you as much color as I can as best I can, recognizing historically we don't talk about 2016 until March. So we are early on this, fully for the reason that it felt like there was a need to be clearer.

Laura Champine - Cantor Fitzgerald - Analyst

But the plan, TJ, is to run two separate pools of inventory, one for e-commerce, one for stores?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

I would say it slightly differently. We have an infrastructure in the DC where they will receive goods for e-commerce and then in the same DC here in Columbus we receive goods for retail. It's similar product. We do not have two different buying teams. We have one buying team that buys for retail and we have planners that work with our merchants and pull off the appropriate amount of the right SKUs, essentially from the retail PO and create an e-comm PO, and that's what's received in the building here.

I wouldn't want you to misunderstand that there's two separate buying teams focused on different assortments, there's not. They're focused on the same assortment, it's just peeling off the appropriate SKUs and store equivalents for the e-commerce business. That is already starting to happen, will start to happen, in the month of January and be receipted in first quarter as well, ahead of sales late in March and April.

Laura Champine - Cantor Fitzgerald - Analyst

Got it, thank you.

Operator

Thank you. We'll take our next question from Dan Wewer of Raymond James.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Thanks. TJ, I wanted to also pencil through some of the numbers. First on the PSUs, you talked about at current stock price, that would be about $16 million. Are you suggesting that would be a good place holder right now to use for 2016?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Yes. I'm suggesting that based on everything we know right now, if we had three years worth of grants we would take 380,000 shares. We're essentially slightly ahead of our target from a financial standpoint, as you can see. We're delivering, this year I'll say our current guidance is higher than where it started, and in 2014 our actual was higher than where our guidance started. So we're delivering above our financial targets.

And the third variable is the stock price. At $42 and change, that's how you get to the $16 million. So that would be the best we would know if it started today. It won't start until March.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Okay, starts in March. And then on the $40 million to be depreciated, we should be looking at $8 million starting in 2016 on the extra D&A?

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

In round numbers, that's how the math would work. The only caveat I would throw in there is it's $40 million over five years. There's some portion of that, Dan, that's in the DC that's 15 years. So it's going to be a little less than $8 million, but I'm just trying to keep the numbers real simple.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

And then with the store closures at 1% to 2%, that would subtract out some D&A, assuming we do not have the e-commerce investment.

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

For next year.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Yes, the shrinking store base, that would actually be a bit of an offset on D&A, correct?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Yes, that's just store closings, that's true.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

So those two items, the $16 million and the depreciation that's about, what, 45 basis points of sales? And then e-commerce, there will be some initial startup losses for the first two or three years with that as well?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Yes.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Okay. And you think that even with all of those headwinds you could still achieve 12%, 13% EPS growth next year?

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

When we think of the base run rate of the business, which call it a 2% comp, layer in e-comm, layer in the PSUs, we get closer to low double-digits, not the 20% or roughly 20% that's on the Street currently.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

So just on the retail-only business, you essentially have a very good year next year, even if same-store sales were up 2%, right?

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DECEMBER 04, 2015 / 1:00PM, BIG - Q3 2015 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc - EVP, Chief Administrative Officer & CFO

Absolutely. That's the point, yes, you're right.

Dan Wewer - Raymond James & Associates, Inc. - Analyst

Thank you.

Andy Regrut - Big Lots Inc - VP of IR

Okay, thank you, everyone. Deanna, will you please close the call with replay instructions?

Operator

Thank you, sir. Ladies and gentlemen, a replay of this call will be available to you by 12:00 noon today. The replay will end at 11:59 AM, Friday, December 18, 2015. You can access the replay by dialing toll free USA and Canada 888-203-1112 and enter replay passcode 409848, followed by the pound sign. International, 719-457-0820 and entering replay passcode 409848, followed by the pound sign.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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